Exhibit 10.63
RESIGNATION AND COMPROMISE AGREEMENT
THIS RESIGNATION AND COMPROMISE AGREEMENT (the “Agreement”) made and entered into effective August 6, 2007, by and between Syntroleum Corporation (the “Company”) and Ziad Ghandour (the “Executive”) and TI Capital Management (“TI”) (each individually, a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Executive presently serves the Company in several capacities, including as a consultant pursuant to the terms of the Consulting Agreement between the Company and TI dated October 1, 2003, as amended, (the “Consulting Agreement”) (a summary of the amendments are attached hereto as Attachment “A”), as a director and member of the Board of Directors of the Company, and as an employee; and
WHEREAS, the parties mutually desire to arrange for Executive’s resignation from the Company under certain terms; and
WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. Resignation from All Positions.
(A) Effective as of the close of business on August 31, 2007 (the “Separation Date”), the Executive will separate as an employee of the Company, resigning any and all positions he holds as an employee with the Company or any of its affiliates and/or subsidiaries, and the Executive hereby agrees to sign and deliver the letter included herein Attachment “C”, evidencing his resignation from all positions with the Company. The Executive shall remain as an employee until the Separation Date subject to the terms of this Agreement. Executive shall not perform any work on behalf of the Company between the Resignation Date (defined below) and the Separation Date. Failure to sign and deliver the letter referenced above will render this Agreement and all attachments null and void.

RESIGNATION AND COMPROMISE AGREEMENT	CONFIDENTIAL
(B) Effective as of the close of business on the date that this Agreement is signed by both Parties and the seven day revocation period referred to in Section 3(D) below has expired without revocation by the Executive (the “Resignation Date”), the Executive will resign as a director and member of the Board of Directors of the Company, and the Executive hereby agrees to sign and deliver the letter included herein Attachment “C”, evidencing his resignation from the Board of Directors of the Company. Failure to sign and deliver the letter referenced above will render this Agreement and all attachments null and void.
(C) As of the Resignation Date, the Executive, TI, and the Company mutually agree to terminate their services as a consultant to the Company under the Consulting Agreement, and the Executive and TI hereby agree to sign and deliver the letter included herein Attachment “B”, evidencing the mutual assent of the Parties to terminate all services under the Consulting Agreement and waiving all of the Executive’s and TI’s rights to compensation and reimbursement of expenses under the Consulting Agreement. Failure to sign and deliver the letter referenced above will render this Agreement and all attachments null and void. Additionally, as of the Resignation Date Executive and TI will fully and completely dismiss, with prejudice to the right to refile, that certain lawsuit and all claims asserted thereunder styled “TI Capital Management, LLC, a Delaware limited liability company; and Ziad Ghandour, an individual, Plaintiffs, v. Syntroleum Corporation, a Delaware Corporation; Jack Holmes, an individual; and DOES 1-100, Defendants” (the “Lawsuit”).
2. Special Payments:
(A) Payment. In consideration of Executive and TI’s agreement to enter into this Agreement, the Company agrees to pay by wire transfer to the account specified in the lump sum of $1,393,550 within fifteen (15) days of the Resignation Date. Failure to pay within such time period will render this Agreement and all attachments null and void.
(B) Additional Compensation for Eligible Projects. Executive shall earn and receive additional compensation for those certain listed Projects, (as defined in Attachment “E”) in accordance with the conditions stated in Attachment “E”.

RESIGNATION AND COMPROMISE AGREEMENT	CONFIDENTIAL
(C) Transfer of Equipment. The Company agrees to assign and transfer ownership of certain items in the form of Attachment “D” to the Executive. The Company will discontinue all phone and data services to such devices thirty (30) days after execution of this Agreement. All items are to be provided to the Executive in current condition on an “AS IS, WHERE IS” basis, without any further obligation of support by the Company or any of its vendors.
3. Mutual General Release: For and in consideration of good and valuable consideration:
(A) Executive and TI hereby voluntarily, knowingly and willingly release, acquits and forever discharge the Company, and each of its respective subsidiary corporations, and each of their former, current and future parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns and each of their current, former and future agents, employees, officers, directors, shareholders, joint venturers, attorneys, representatives, insurers, owners, servants, employee benefit plans and the fiduciaries and agents of such plans from any and all claims, demands, actions, liabilities, damages, costs or expenses of any kind or nature whatsoever which they have now or may have, whether known or unknown, foreseen or unforeseen, whether based on oral or written communications, including without limitation, any and all claims asserted or which could have been asserted in the Lawsuit, any employment related discrimination or harassment claims under the Americans with Disabilities Act; Title VII of the Civil Rights Act; the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”) and the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which prohibit discrimination in employment on the basis of age; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Energy Reorganization Act, as amended, 42 U.S.C. §5851; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001, et seq.); the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the Fair Labor Standards Act; the New York State Human Rights Law, the New York City Human Rights Law, the Administrative Code of the City of New York, the Employment Retirement Income Security Act, Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act; the California Constitution, the California Labor Code or under common law, contract, tort, defamation, slander, wrongful termination, or

RESIGNATION AND COMPROMISE AGREEMENT	CONFIDENTIAL
any other state, federal or international regulatory, statutory or common law including claims in connection with workers’ compensation or “whistle blower” statutes. Executive and TI hereby release any and all claims they have ever had up to and including the date of Executive and TI’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Executive and/or TI’s employment or consulting services with the Company or the Executive’s service and resignation as a director of the Company or the termination of that employment, service as a director, or TI’s and Executive’s consulting services. Nothing contained in this Agreement, however, shall impact Executive or TI’s rights in any vested interest or benefit of Executive or TI under any benefit plans of the Company.
(B) OLDER WORKERS’ BENEFIT PROTECTION ACT, LIMITED REVOCATION AND EFFECTIVE DATE. To comply with the Older Workers’ Benefit Protection Act of 1990 (the “Act”), Company has advised Employee, by and through this Agreement, of the legal requirements of this Act and fully incorporates the legal requirements by reference into this Agreement as follows: (a.) This Agreement is written in layman’s terms, and Executive understands and comprehends its terms; (b.) Executive has been advised of his right to consult an attorney to review the Agreement, of your choosing and cost; (c.) Executive has not waived any of his rights or claims that may arise after the date the waiver is executed; (d.) Executive is receiving consideration beyond anything of value to which he is already entitled; and (e.) Executive acknowledges that he has had a reasonable period of time within which to review and consider this Agreement.
EXECUTIVE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS AGREEMENT, HE IS WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT HE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT HIS WAIVER OF SUCH RIGHTS OR CLAIMS IS KNOWING AND VOLUNTARY.

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(C) It is a condition hereof, and it is Executive and TI’s intention in the execution of the General Release in subparagraph 3(A), above, that the same shall be effective as a bar to each and every claim hereinabove specified, and in furtherance of this intention, Executive and TI hereby expressly waive any and all rights and benefits conferred upon Executive and TI by Section 1542 of the California Civil Code (or by the statutes or common law of any jurisdiction which have the same effect as Section 1542), which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.
(D) The Executive understands that entering into this waiver and release is an important legal act. The Executive acknowledges that the Company has advised him in writing to consult an attorney before entering this waiver and release. The Executive understands that, in order to be paid the consideration set forth in Section 2 , he must sign (and return to Richard L. Edmonson, Senior Vice President and General Counsel) this Agreement, including this waiver and release before 5 p.m. on August ___, 2007. The Executive acknowledges that he has been given TWENTY-ONE (21) days to consider whether to sign the Resignation and Compromise Agreement and whether to enter into this waiver and release. The Executive further understands that for a period of 7 calendar days following the date that he executes this Resignation and Compromise Agreement, including this waiver and release, Executive may revoke his acceptance of the benefits of the Resignation and Compromise Agreement, provided that his written statement of revocation is received on or before that seventh day by Richard L. Edmonson, Senior Vice President and General Counsel to Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma 74107, facsimile number: (918) 592-7979, in which case the Resignation and Compromise Agreement, including the waiver and release will not become effective. In the event the Executive revokes his acceptance of this Agreement, the Company shall have no obligation to provide Executive any of the consideration pursuant to Sections 2, 3, 4 or 7 of this Agreement. The Executive understands that failure to revoke his acceptance of this Agreement within 7 calendar days from the date he sign this Agreement will result in this Agreement, including the waiver and release being permanent and irrevocable.

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(E) The Company, on behalf of itself and its parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns and each of their current, former and future agents, employees, officers, directors, shareholders, insurers, joint venturers, attorneys, representatives, owners and servants, hereby voluntarily, knowingly and willingly releases, acquits and forever discharges Executive and TI from any and all claims, costs or expenses of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, whether pursuant to oral or written communication, which the Company ever had, now has or hereinafter may have, up to and including the date of Company’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Executive’s employment with Company, the termination of that employment, Executive’s service and resignation as a Director of the Company as well as Executive and TI’s consulting services and the termination of such services.
(F) It is a condition hereof, and it is the Company’s intention in the execution of the General Release in subparagraph 3(C), above, that the same shall be effective as a bar to each and every claim hereinabove specified, and in furtherance of this intention, the Company hereby expressly waives any and all rights and benefits conferred upon the Company by Section 1542 of the California Civil Code (or by the statutes or common law of any jurisdiction which has the same effect as Section 1542), which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.

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(G) The Company represents and warrants that it has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity any claim or other matter released by this Agreement. The Company agrees to indemnify Executive and TI and anyone else released by this Agreement and hold them harmless against any claims, costs or expenses, including, without limitation, attorneys’ fees actually paid or incurred, arising out of, related to or in any manner whatsoever connected with any such transfer or assignment or purported or claimed transfer or assignment. In addition, nothing in the release contained in this paragraph 3 is intended to release the Company’s obligations, if any, to indemnify Executive or TI from liability for any act or omission by Executive or TI arising out of or related to the performance of his or its duties as a consultant, director or employee on behalf of the Company.
4. Further Consideration and Discontinuation of Benefits
(A) Health Plan Coverage Continuation. The Executive and his qualifying dependents, but not including TI, may be eligible for continuation coverage for medical and dental+vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event the Executive elects continuation coverage under COBRA and subject to the Company’s ability to amend or terminate its benefit plans at any time, the Company will pay the health insurance premiums until August 31, 2008 (the first twelve (12) months of his COBRA coverage). Executive shall receive, by separate letter, notice of his COBRA rights. He shall comply with the obligations of his administrative duties as set forth by the administrator of his COBRA benefits. Executive shall be responsible, should he elect to continue his COBRA benefits, for the premiums after August 31, 2008, months thirteen (13) through eighteen (18) of his eighteen month COBRA coverage.
(B) Options and Restricted Stock. The Executive shall have the right to exercise any stock, warrants or options granted by the Company during his services as a director, employee, or consultant (as listed in Attachment “F”) subject to the terms and conditions of the grant agreement for such stock. The Executive acknowledges that, in exchange for the benefits granted above under Section 2(A) and the conditions of Section 3 of this Agreement, the Company shall have no further obligation to issue any of its common stock to the Executive or TI.
(C) Bonuses. The Executive acknowledges that, in exchange for the benefits granted above under Section 2(A) and the conditions of Section 3 of this Agreement, the Company shall have no further obligation to pay any bonuses to the Executive, or TI, that would otherwise be payable to employees of the Company for their performance based upon services rendered in 2007 or any years beyond.

RESIGNATION AND COMPROMISE AGREEMENT	CONFIDENTIAL
(D) Compensation to Directors. The Executive acknowledges that, in exchange for the benefits granted above under Section 2(A) and the conditions of Section 3 of this Agreement, the Company shall have no further obligation to pay any compensation to the Executive, or TI, that would otherwise be payable to directors of the Company for their performance based upon services rendered in 2007 or any years beyond. Company shall, however, reimburse any and all expenses owed to Executive as a result of his service as a member of the Board of Directors of the Company in accordance with the Company’s policy for reimbursement to directors.
(E) Paid Leave. The Executive acknowledges that, in exchange for the benefits granted above under Section 2(A) and the conditions of Section 3 of this Agreement, the Company shall have fulfilled its obligation to pay compensation for earned, unused vacation (150.83 hours) or sick leave (80 hours) to the Executive, or TI, that would otherwise be payable to employees of the Company at the time of their separation from service to the Company.
(F) 401(k) Plan. The Executive acknowledges that, in exchange for the benefits granted above under Section 2(A) and the conditions of Section 3 of this Agreement, the Company shall have no further obligation to pay any compensation to any 401(k) Plan of the Executive, or TI, that would otherwise be payable to employees of the Company. Notwithstanding the foregoing sentence, the Executive’s rights under the Syntroleum 401(k) Plan, as well as any other deferred compensation plan or arrangement of the Company in which the Executive has participated during his service as an employee, shall be subject to the terms and conditions for participation in such plans. Nothing contained in this Agreement shall impact any vested interest or benefit of Executive or TI in such plans.
5. Continuing Obligations of the Executive. As a material inducement to the Company to enter into this Agreement, the Executive and TI hereby agree to the following for the benefit of the Company.
(A) Without any further obligation to or restriction by the Executive or TI, the Company may contact, engage, conduct business, and effect transactions with any Person previously introduced by the Executive or TI to the Company. “Person” means, as used in connection with this Agreement, any natural person, corporation, joint venture, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, other than the Parties.

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(B) Executive acknowledges that the services he may render to the Company are of a special and unusual character with a unique value to the Company, which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Executive and because of the confidential Trade Secret Information (as defined herein) obtained by or disclosed to Executive during his relationship with the Company, as set forth above, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation and benefits stated in Section 2, Executive covenants and agrees that:
(1) For a period of one (1) year after the Separation Date (the “Non-Competition Period”), the Executive and TI will neither directly nor indirectly:
(a) start or participate or assist (as a proprietor, partner, shareholder, lender, investor, director, employee, consultant, independent contractor or otherwise) in starting any Competing Business (as defined herein);
(b) assist any existing Competing Business in the design, development or manufacture of any Competing Product (as defined herein), whether as a proprietor, partner, shareholder (except as a holder of 5% or less of the outstanding voting securities or income interest), lender, investor (except as a holder of 5% or less of the outstanding voting securities or income interest), director, employee, consultant, independent contractor or otherwise;
(c) sell or assist in the sale of any Competing Product to any Competing Business.
(d) solicit, recruit, hire or attempt to solicit, recruit or hire, directly or by assisting others, any other employee of the Company for employment to commence during the Non-Competition Period; or
(e) become employed by a former employee of the Company.
(2) Because Company actively pursues opportunities throughout the world and is engaged in a world-wide oriented business the Executive and TI acknowledge the reasonableness of having no geographic limitation hereunder.

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(3) As used in this Agreement,
(a) “Competing Business” means the design, manufacture or sale of a Competing Product by Rentech, Sasol, World GTL, Mossgas, Neste, UOP, Petro SA, or Statoil and/or any affiliates of the foregoing Persons by which such foregoing Persons are engaged in the design, manufacture or sale of a Competing Product.
(b) “Competing Product” means any product (including, without limitation, any chemical formula or process) which is marketed in competition with any product, process, component or technology (including catalysts) for the production of synthetic fuels or lubricants which was marketed or under development by the Company during the time Executive held a position with the Company as director or employee or TI was a consultant to the Company.
(c) “Trade Secret Information” means information, including, but not limited to, any formula, pattern, compilation, program, device, method, technique or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, “Trade Secret Information” includes both information disclosed to Executive or TI by the Company and information developed by the Executive or TI in the course of their relationship with the Company. Such Trade Secret information does not include any information which was known to Executive or TI prior to serving as a consultant, director or employee of the Company.
(C) Except as provided herein, the Parties mutually agree that the terms and conditions of this Agreement are to remain confidential, and the Parties shall not disclose the terms of this Agreement to any third party. The Executive or TI will not be in breach of the covenant contained above solely by reason of responding to any request for information, including but not limited to giving testimony or producing documents, that is compelled by process of law, provided, however, that the Executive or TI first notifies the General Counsel of the Company to the extent time reasonably permits and allows the General Counsel to participate in any such contact, unless the Executive or TI has a good faith belief that the law requires otherwise. Such obligation of confidentiality will not apply to those terms and conditions which the Company discloses to the public through any filings made with the Securities and Exchange Commission or the Nasdaq.

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(D) All documents, encoded media, and other tangible items provided to the Executive or TI by the Company, or prepared, generated or created by Executive or others on behalf of the Company, are the property of the Company. Within ten (10) days of the Resignation Date, Executive and TI will promptly deliver to the Company all such documents, media and other items in his possession, including all complete or partial copies, Board materials, recordings, abstracts, notes or reproductions of any kind made from or about such materials or information contained therein. Nothing contained in this paragraph 5(D) shall require Executive or TI to return or destroy any portion of the materials related to the gas-to-liquids (GTL) barge (“GTL Barge Study”) which is owned jointly by the Company, TI and Dragados Industrial, S.A. Executive and TI has neither claim nor any right, title or interest in any trademark, service mark or trade name owned or used by the Company, except to the extent applicable for the GTL Barge Study.
(E) The Executive and TI agree that their obligations of confidentiality to the Company in accordance with the terms of that certain confidentiality agreement dated August 14, 2003 (the “Confidentiality Agreement”) shall continue and be extended by this Agreement, and such Confidentiality Agreement shall terminate December 31, 2011 and the definition of “Confidential Information” contained therein shall include any and all information relating to the Company’s businesses provided to Executive as a result of his consulting, employee and/or director positions with the Company, unless expressly excluded in such Confidentiality Agreement.
6. Assistance with Investigations and Other Legal Proceedings. Until the Separation Date and without additional cost to the Company for the services of the Executive or TI, the Executive or TI will furnish such information and proper assistance as may be reasonably necessary in connection with any investigation undertaken by the management of the Company or the Board of Directors (or a subcommittee thereof), including appearing in person, if necessary, at times and places with reasonable advance notice as requested by the Company. In addition, the Executive and TI agree that for a period of three (3) years after the Separation Date, the Executive and TI will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company or any affiliate or subsidiary is then or may become involved; provided, however, that the parties agree to negotiate a reasonable rate of compensation for any such services. The Executive and TI agree not to knowingly initiate contact with any party in litigation with Syntroleum or with any person, firm or governmental entity investigating Syntroleum for the purpose of assisting such person, firm or governmental entity with such litigation with or investigation of Syntroleum, without first notifying Syntroleum’s General Counsel to the extent time reasonably permits and allowing the General Counsel to participate in any such contact, unless the Executive or TI has a good faith belief that the law requires otherwise.

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7. Reference; Nondisparagement. The Parties mutually agree to refrain from any criticisms or disparaging comments about the Executive, TI and/or the Company (including any current or former officer, director or employee of the Company). Notwithstanding the forgoing, this paragraph imposes no limitation on the Executive’s rights as a shareholder of the Company, or on any parties’ rights to enforce this Agreement. Nothing in this Agreement shall apply to or restrict in any way the communication of information by any Party to any state or federal law enforcement agency, or require notice to any Party thereof in such event, and no Party will be in breach of the covenants contained above solely by reason of responding to any request for information, including but not limited to giving testimony or producing documents, that is compelled by process of law or exercising any of its rights under this Agreement. Upon execution of this Agreement, the Parties agree to release a mutually agreeable public statement regarding Executive and TI’s separation from the Company; no public statement shall be released absent approval by both Parties, except as may be required by law or the rules or regulations of a stock exchange upon which the securities of the Company may be listed.
8. Non-Alienation. The Executive and TI shall not have any right to pledge, hypothecate, encumber, anticipate, or in any way create a lien upon any amounts provided in Attachment E of this Agreement, and no payments or benefits due thereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Executive, his executors, administrators, devisees or heirs, in that order, shall have the right to enforce the provisions hereof.
9. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto. Each of the Company, TI and the Executive agree that verbal communications by one party to the other Party regarding the terms of this Agreement, and any modification or amendment hereto, shall not be enforceable unless and until presented in an instrument in writing signed by the Parties hereto.
10. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel.

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11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

(A)	To the Company:

Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, OK 74107-6100
Attention: General Counsel
Fax: (918) 592-7979

(B)	To the Executive and TI:

TI Capital
P.O. Box 49976
Los Angeles, CA 90049
Fax: (310) 470-0520
All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
12. Tax Withholding. In instances where a taxable event involves options or stock, the Executive may elect to have the withholding obligations satisfied by the withholding of shares of stock otherwise deliverable to the Executive or provided by the Executive to the extent allowed by, and in accordance with the terms of, the applicable incentive plan and governing laws and regulations.
13. Drafting. The covenants contained herein shall not be construed in favor of or against the other party but shall be construed as if all parties prepared this Agreement.
14. Agreement Not To Be Used As Evidence. This Agreement shall not be admissible as evidence in any proceeding except one in which a party to this Agreement seeks to enforce this Agreement or alleges this Agreement has been breached, or one in which a court or administrative agency of competent jurisdiction orders Executive or the Company to produce this Agreement. If a court or administrative agency orders production of this Agreement or disclosure of the terms of this Agreement is sought and reasonable advance notice is provided, Executive, TI or the Company shall immediately notify the other Parties of same and shall cooperate with any efforts to obtain a protective order from that court or agency preventing such production or requiring that this Agreement be produced or filed only under seal and that other parties to any such proceedings and their counsel shall not disclose the existence or terms of this Agreement for purposes not related to the proceeding in which this Agreement was ordered to be produced.

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15. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
16. Titles. The titles and headings preceding the text of the sections and subsections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
17. Governing Law; Venue.
(A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. The Company, TI, and the Executive each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding in New York County, New York based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon the Company, TI or the Executive by delivering it or mailing it to their respective addresses set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service in the State of New York.
(B) Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be submitted to binding arbitration in New York, New York with the American Arbitration Association. In the event that any party pursues arbitration to remedy any breach of this Agreement by any other party, the prevailing party shall be entitled to recover from the losing party the reasonable costs and attorneys’ fees the prevailing party incurs through such arbitration, in addition to any other legal and/or equitable relief to which the prevailing party may be entitled. In such circumstances, however, all obligations under this Agreement, including, without limitation, the Mutual Release in Paragraph 3, above, shall remain in full force and effect.
18. Entire Agreement. This Agreement, together with Attachments constitutes the entire agreement of the parties with respect to the subject matter hereof, and the terms, conditions and obligations of this Agreement expressly supersedes all prior agreements, except as expressly provided herein.

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19. 409A Compliance. The parties acknowledge that all payments and benefits provided under this Agreement and the Consulting Agreement are intended to meet the requirements and restrictions of the nonqualified deferred compensation rules contained in Section 409A of the Internal Revenue Code of 1986, as amended (to the extent applicable thereto).
20. EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT; THAT EXECUTIVE HAS HAD AT LEAST 21 DAYS IN WHICH TO CONSIDER AND RETURN THIS AGREEMENT; THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY, OF EXECUTIVE’S CHOICE AND COST, IN CONNECTION WITH THIS AGREEMENT; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE AND CONSEQUENCES OF THIS AGREEMENT; AND THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND OF EXECUTIVE’S OWN FREE WILL.
IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the date and year first above written.

SYNTROLEUM CORPORATION
By:	/s/ Kenneth L. Agee
Kenneth L. Agee
Chairman of the Board & Chief Research Officer

EXECUTIVE and TI Capital Management
By:	/s/ Ziad Ghandour
Ziad Ghandour

Attachment “A”

AGREEMENTS WHICH ARE TERMINATED AND SUPERSEDED,
EXCEPT WHERE EXPRESSLY INDICATED IN THIS AGREEMENT
CONFIDENTIAL
The Executive and the Company agree that the following documents shall be terminated and the obligations of each Party under such documents shall be superseded by this Agreement, except as specified in this Agreement.
1) The Consulting Agreement between the parties dated October 1, 2003, as amended by:
a) Amendment #1 dated October 15, 2003
b) Amendment #2 dated February 2, 2004
c) Amendment #3 dated October 3, 2004
d) Amendment #4 dated March 21, 2005
e) Amendment #5 dated February 13, 2006
2)
All outstanding invoices from Executive, TI or a Person affiliated with Executive or TI , are hereby cancelled, and the Company shall have no further obligation to pay any such invoices except as expressly provided for in this Agreement.

A - 1

Attachment “B”
TERMINATION OF CONSULTING AGREEMENT
NON-CONFIDENTIAL
August [•], 2007
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Re:     Confirmation of Termination of All Consulting Agreements
Dear Sir/Madam:
By affixing my signature to this letter, I hereby terminate any and all consulting arrangements between TI Capital Management and Syntroleum Corporation, including all of its affiliates and/or subsidiaries that are in existence as of the date of this correspondence. The termination includes the consulting agreement between TI Capital Management and Syntroleum Corporation dated October 1, 2003, including its amendments of October 15, 2003 (Amendment #1), February 2, 2004 (Amendment #2), October 3, 2004 (Amendment #3), March 21, 2005 (Amendment #4) and February 13, 2006 (Amendment #5) (collectively the “Consulting Agreement”). Furthermore, I agree that, in addition to terminating the Consulting Agreement, all outstanding, unpaid invoices from TI Capital Management are hereby cancelled. As of the date of this correspondence, no Party shall have any obligations to the other under the terms of the Consulting Agreement.
Sincerely,
TI CAPITAL MANAGEMENT
Ziad Ghandour
[Title]
ACCEPTED:
SYNTROLEUM CORPORATION

By

Its

B - 1

Attachment “C”
RESIGNATION FROM OFFICES
(TO BE PRINTED ON SYNTROLEUM LETTERHEAD)
NON-CONFIDENTIAL
August [•], 2007
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Attn.: Secretary of the Corporation

Re: Confirmation of resignation from all positions and offices held in Syntroleum Corporation, and all of its affiliates and/or subsidiaries
Dear Sir/Madam:
By affixing my signature to this letter, I hereby resign from any and all positions and/or offices previously held in Syntroleum Corporation, all of its affiliates and/or subsidiaries that are in existence as of the date of this correspondence. My resignation includes, without limitation, any position as a director, officer, agent, consultant or trustee in any of the entities of Syntroleum Corporation (its affiliates and/or subsidiaries). My resignation from all positions held in the Company, except as an employee, shall become effective as of August [•], 2007. My resignation as an employee shall become effective on August 31, 2007.
Sincerely,
Ziad Ghandour

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Attachment “D”
EQUIPMENT TO BE TRANSFERRED TO THE EXECUTIVE
CONFIDENTIAL
The Company agrees to assign and transfer ownership of these certain items listed below to the Executive on the later of thirty (30) days of execution of this Agreement or within a reasonable period thereof as required to coordinate with the third party vendors of the Company. Syntroleum GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS unto Executive and TI, its successors and assigns, effective as of the date hereof, certain of Syntroleum’s equipment as more particularly described below. All items are to be provided to the Executive in current condition on an “AS IS, WHERE IS” basis, without any further obligation of support by the Company or any of its vendors.
1) 2 RIM Blackberrys
2) Dell laptop serial number D620 – BMBB4B1
3) Dell laptop serial number D620 – 6MBB4B1
4) Dell laptop serial number C400 – 6R0P311

D - 1

Attachment “E”
ADDITIONAL COMPENSATION
CONFIDENTIAL
Executive shall earn and receive additional compensation for the Projects listed below subject to the following conditions:
1) Projects.
a)	Executive shall earn and receive the additional compensation set forth below on Project(s) (as defined herein) with any of the following individuals or entities (“Project Participants”):
i)	SINOPEC (China Petroleum & Chemical Corporation)

ii)	Petronas (Petroliam Nasional Berhad)

iii)	Petrobras (Petróleo Brasileiro SA)

iv)	Bluewater Energy Services, B.V.

v)
The first individual or entity who makes payment of any Fee for a commercial GTL Fixed Unit or GTL Mobile Unit from, or, in the alternative, for a transfer of the Syntroleum GTL technology to, such individual or entity (the “Unnamed Person”).

b)	For purposes of this Agreement, the following terms shall have the meanings ascribed herein:
i)	GTL Fixed Unit” means a commercial scale land based or platform based facility.

ii)
“GTL Mobile Unit” means a commercial scale barge or floating, production, storage and offtake vessel. For the avoidance of doubt the fact that a particular barge has been grounded or that a portion of the pre-treatment, storage or other facilities related to the gas to liquids capability are located onshore or on a separate platform shall not disqualify a barge or vessel as a GTL Mobile Unit so long as the Fischer-Tropsch gas to liquids facilities are mounted on such barge or vessel.

iii)
“Project” means the execution of a site license agreement, technology transfer agreement, or other agreement by the Company or any of its subsidiaries or affiliates with an individual or entity to utilize the proprietary Fischer-Tropsch processing technology of the Company in a GTL Fixed Unit or GTL Mobile Unit which includes the use of the Autothermal Reforming Reactor (ATR) technology, Fischer-Tropsch Reactor (FTR) technology, product refining and upgrading (Synfining®) technology, and Fischer-Tropsch catalyst technology (the “Syntroleum Fischer-Tropsch Process”). Agreements relating to coal-to-liquids or biomass-to-liquids are expressly excluded.

Attachment “E”
ADDITIONAL COMPENSATION
CONFIDENTIAL
2) Additional Compensation.
a)
Subject to the conditions stated below, the Executive shall receive three percent (3%) of the first net cash received by Company or any of its subsidiaries or affiliates for payment of the Fee for a GTL Fixed Unit or GTL Mobile Unit Project by a Project Participant listed above in Paragraph 1 of this Attachment “E” with a minimum payment to Executive of $1,500,000 per Project.

i)
The “Fee” shall be those upfront fees paid for access to the Syntroleum Fischer-Tropsch Process and shall not include (1) any royalty paid per unit of production over the life of the plant and (2) any fees for time and material in preparing a process design package or work with any contractors of the licensee. The “Fee” for a transfer of Syntroleum GTL technology shall be those fees paid within one (1) year of the date of the technology transfer agreement or other agreement and shall not include (1) any royalty paid per unit of production over the life of the plant and (2) any fees for preparing a process design package or work with any contractors of the recipient of the technology transfer. The Company agrees that it will not structure the terms of any Projects with the Project Participants so as to intentionally reduce or limit the “Fee” for the purpose of reducing the payment to Executive under this Attachment “E.”

ii)
The forgoing obligation shall only burden cash received by the Company or any of its affiliates or subsidiaries from a Project Participant for a Project, and the compensation due the Executive shall be due and payable by the Company or its affiliates or subsidiaries after receipt of such payment from such Project Participant.

iii)
The Company may, at its sole discretion, elect to convert the net cash payment from a Project Participant to an equity position in the Project, or any other non-cash consideration. In such an event, the Executive shall remain eligible to receive the payment for such Project, subject to the minimum payment provision set forth in section 2(a) of this Attachment E.

iv)
If the gross payment by a Project Participant for a Project is subjected to in-country taxation, thereby reducing the total received by the Company or any of its affiliates or subsidiaries, the amount due the Executive shall be 3% of such reduced amount, subject to the minimum payment provision set forth in section 2(a) of this Attachment E.

v)
It is understood that the Company will not exercise any rights to terminate this Agreement or any Projects for the purpose of avoiding payment of compensations under this Attachment E to Executive. Should the Company elect to forfeit a Fee on a Project, Executive is eligible for compensation as if the Fee was paid, subject to the minimum payment provision set forth in section 2(a) of this Attachment E.

b)
The Company is obligated to provide written notice to Executive within thirty (30) days of the closing of each and every transaction with the Project Participants advising Executive of the terms of the transaction and the Company’s good faith determination of whether it constitutes a Project that meets the conditions for the Executive to receive payment under of Paragraph 2(a). The Company shall make payment to the Executive within thirty (30) days of receipt of one of the following notifications:

i)
Notification of Mutual Agreement. Executive shall notify the Company in writing that he agrees with its determination that a Project has occurred obligating the Company to make payment to Executive under Paragraph 2(a); or

ii)
Notification of Independent Auditor Opinion. Should Executive dispute the Company’s determination of whether a Project has occurred, Executive shall give written notice to the Company within ten (10) days of receipt of the Company’s determination. The Company and Executive agree that an independent auditor mutually agreeable to both parties shall review the terms of the agreement and provide a good faith opinion as to whether a Project has occurred obligating the Company to make payment to Executive under Paragraph 2(a). The independent auditor shall notify the Company and Executive simultaneously, in writing, of such good faith opinion. The Company and Executive shall each pay half of the costs for such independent audit.

Attachment “E”
ADDITIONAL COMPENSATION
CONFIDENTIAL
3) Project Support.
a)
The Executive shall be reasonably available to the Company on an as needed basis to support the development of the Projects. When the assistance of the Executive is required by the Company, the Company shall pay the Executive, within thirty (30) days after receipt of a monthly invoice for the services of the Executive, in accordance with the following:

i)	The Executive is eligible to earn $2,500.00 per day of consulting rendered;

ii)
The Company will reimburse the reasonable travel costs of the Executive, subject to Executive remitting invoices and receipts to the Company, in accordance with the Company travel policies in effect at the time and the general accounting practices of the Company.

4) Option to Terminate on Change of Control.
a)
In the event of a Change of Control of the Company, the Executive shall have the option to terminate the Additional Compensation under this Attachment “E” and receive a lump sum payment of $2 million from the Company within forty-five (45) days of the Executive’s written exercise of such option. The Executive shall exercise such option within fifteen (15) days of notice being provided by the Company to its shareholders and the general public of the closing of the event of Change of Control. Failure to exercise such option within the fifteen day period shall be deemed an election to not receive the $2 million lump sum payment. For purposes of this Agreement “Change in Control” shall be deemed to occur if:

i)
any person (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company ) or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 shall become the beneficial owner of 25% or more of the shares of common stock then outstanding after giving effect to such acquisition; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (1) if: (a) such person or group shall become such a beneficial owner solely as a result of an acquisition by a person or group directly from the Company or through a underwritten offering by the Company or (b) notwithstanding such acquisition of such ownership level, a change of the Incumbent Board as stipulated in subsection (2) below has not occurred;

ii)
individuals who, as of Agreement Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Agreement Effective Date a) due to the ordinary attrition of the Incumbent Board and not part of a change or planned change of any beneficial ownership interest in the common stock of the Company and b) whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

iii)
majority of the shareholders of the Company approve a reorganization, merger or consolidation unless, upon completion of such reorganization, merger or consolidation, (i) more than 50% of the then outstanding shares of common stock of the Company resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding common stock of the Company is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners of the outstanding common stock immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding common stock and (ii) at least a majority of the members of the board of directors of the entity resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the Agreement Effective Date.

5) Term.
a)	The Executive’s eligibility to earn the additional compensation granted under this Attachment “E” shall be available until the earlier to occur of:
i)	A mutual termination, in writing by the parties;

ii)	Executive’s exercise of the option to terminate in the event of a Change of Control under section 4 of this Attachment “E”; or

iii)	On December 31, 2011 at 1700 hours central daylight time (GMT-6).

Attachment “F”

Syntroleum Corporation	OUTSTANDING AND EXERCISABLE BY PRICE	Page:	1
	AS OF 7/10/2007	File:	Osprice
		Date:	7/10/2007
		Time:	12:50:18 PM

		Option	Expiration	Remaining		Option	Shares	Shares
Name	Number	Date	Date	Life in Years		Price	Outstanding	Exercisable
Warrants
Ghandour, Ziad	00000804	9/7/2004	11/4/2007	0.32		$4.5000	300,000	300,000

							300,000	300,000

Ghandour, Ziad	00000766	4/26/2004	11/4/2007	0.32		$5.0000	170,000	170,000

							170,000	170,000

Ghandour, Ziad	00000942	2/23/2005	11/4/2007	0.32		$5.2500	500,000	500,000

							500,000	500,000

					Subtotal		970,000	970,000

Options
Ghandour, Ziad	00000764	2/2/2004	2/2/2014	6.57		$5.2500	3,429	3,429

							3,429	3,429

Ghandour, Ziad	00000837	1/1/2005	1/1/2015	7.48		$8.0300	2,242	2,242

							2,242	2,242

					Subtotal		5,671	5,671

					Total		975,671	975,671

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